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                                                                  EXHIBIT 10(c)


                                     [LOGO]



                                        January 31, 1996



Mr. J. William Johnson



Dear Mr. Johnson:

     This letter employment agreement (the "Agreement") supersedes and replaces your Employment Agreement of June 10, 1991, as amended. The terms and conditions of your employment by The First of Long Island Corporation ("FLIC"), and its subsidiary, The First National Bank of Long Island (the "Bank"), are as follows:

1.   TERM; RENEWAL

     The Initial Term of the Agreement shall run from January 1, 1996 through and including December 31, 1998, and if not terminated as described below, the Agreement shall each year automatically be extended for an additional year, resulting in a new three-year term (the "Renewal Terms"), with such modifications hereto as the parties shall agree in writing; PROVIDED, HOWEVER, that the Agreement shall not be so extended in the event that you or FLIC provides written notice of non-extension to the other party no later than sixty
(60) days prior to the end of any calendar year.

2.   CAPACITY

     (a) You shall be employed in the capacity of President and Chief Executive Officer of FLIC and such other senior executive title or titles of FLIC or the Bank as may from time to time be determined by the Boards of Directors of the Bank and FLIC. You shall be proposed for election to the Boards of Directors of the Bank and FLIC at each annual meeting of shareholders of the Bank and of FLIC, respectively, at which you must stand for election in order to continue as a director.

     (b) You agree to devote your full time and attention and best efforts to the faithful and diligent performance of your duties to FLIC and the Bank and shall serve and further the best interests and enhance the reputation of FLIC and the Bank to the best of your


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ability. Nothing herein shall be construed as preventing you from being a member of the board of directors of any non-profit organization or of any for-profit organization consistent with applicable laws. You shall also provide services to the Boards of Directors of the Bank and FLIC. Your responsibilities and duties shall include the following:

     (i) You shall be the chief executive and administrative officer of FLIC responsible for the operation and management of FLIC, the Bank and any other direct or indirect subsidiary of FLIC. All employees of FLIC, the Bank and any other direct or indirect subsidiary of FLIC shall report or be ultimately responsible to you. FLIC agrees that, without your express consent, it will not, and will not permit the Bank or any other direct or indirect subsidiary to appoint anyone to a position with responsibilities and authorities senior to those of you.

     (ii) You shall also act on and chair, where you deem appropriate, the following committees of the Bank, FLIC, the Board of Directors of the Bank or the Board of Directors of FLIC:

     A.   Executive;
     B.   Investment;
     C.   Appraisal;
     D.   Salary;
     E.   Loan;
     F.   Management Trust Committee; and
     G.   Such other committees as you shall determine, except
          Auditing and Examining committees.

3.   COMPENSATION

     As full compensation for your services, you shall receive the following from FLIC or, in the discretion of FLIC, it shall cause the following to be paid by the Bank:

     (a) A Base Annual Salary of not less than Two Hundred Eighty Thousand Dollars ($280,000.00), payable semimonthly, inclusive of fees for services on the Boards of Directors of the Bank and FLIC; PROVIDED, HOWEVER, that pursuant to Section 1 hereof, no later than January 15 of each year that the Agreement shall remain in effect, the Board of Directors of FLIC shall review your compensation, without any commitment, to determine whether to increase your Base Annual Salary hereunder. In the event that the Board of Directors of FLIC does, from time to time, increase your Base Annual Salary, the increased amount shall be your Base Annual Salary for all purposes of this Agreement, and such increased amount shall be the minimum amount payable under this paragraph (a) of
Section 3;


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     (b)  Participation in the Bank's pension and profit sharing plans;

     (c) A group term life insurance policy insuring your life, the beneficiary of which shall be designated by you, with a face amount of not less than two times the Base Annual Salary, provided that you meet the insurance company's physical qualifications;

     (d) Such other benefits as are consistent with the personnel benefits provided by the Bank and FLIC to its officers and employees; PROVIDED, HOWEVER, that your vacation shall be for a period of no less than five (5) weeks;

     (e)  The use of an appropriate new automobile furnished by the Bank;

     (f) Reimbursement for the country club dues and for expenses incurred by you at the club that are necessary and proper in the conduct of the business of FLIC or the Bank; and

     (g) The funding and payment of the Bank's obligations under The First National Bank of Long Island Supplemental Executive Retirement Program through the related Trust Agreement.

4.   SEVERANCE BENEFIT

     (a) TERMINATION. In the event of termination of your employment for any reason whatsoever other than (i) your resignation (except for termination of the Agreement by you as provided in Paragraph (b) of this Section 4), or (ii) termination of your employment as provided in paragraph (b) of this Section 4, you shall be entitled to receive from FLIC in cash within ten (10) days of such termination a sum equivalent to the Termination Amount (as hereinafter defined); PROVIDED, HOWEVER, that you shall not be entitled to receive such payment if such termination is due to gross and substantial dishonesty on your part. A resignation by you which follows any default by FLIC in complying with the provisions of this Agreement shall be deemed a termination of your employment by FLIC and shall thereby entitle you to receive the Termination Amount as provided hereunder.

     (b) TERMINATION OR RESIGNATION FOLLOWING CHANGE OF CONTROL EVENT. In the event of termination of your employment for any reason whatsoever following a change of Control Event (as hereinafter defined), you shall be entitled to receive from FLIC in cash within ten (10) days of such termination (subject to Paragraph (d) of this Section 4) a sum equivalent to the Termination Amount; PROVIDED, HOWEVER, that you shall not be entitled to receive such


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payment if such termination is due to gross and substantial dishonesty on your part. In addition, if a Change of Control Event shall occur, you shall have the option, by notice within one hundred and twenty (120) days after the consummation of such Change of Control Event, to terminate this Agreement, and thereupon receive (subject to Paragraph (d) of this Section 4) a sum equivalent to the Termination Amount.

     (c) HEALTH INSURANCE. FLIC shall, at no cost to you, continue to cover you under, or provide you with, family medical and dental coverage subsequent to the date of termination of your employment pursuant to paragraph (a) or (b) of this
Section 4. Such coverage shall be continued until May 31, 2005 and shall be no less favorable than that provided by your medical and dental coverage in effect on January 1, 1996.

     (d) ADDITIONAL INSURANCE. FLIC shall also continue to cover you under, or provide you with insurance coverage no less favorable than that provided by, your disability, group term life and any other insurance policies in effect on the date of termination of your employment pursuant to paragraph (a) or (b) of this Section 4 for a period ending on the earlier of (i) the third anniversary of such termination or (ii) the date on which you are provided by another employer with benefits substantially comparable to those provided for under this paragraph.

     (e) LIMITATION ON PAYMENT. In no event shall any amounts payable pursuant to Paragraph (b) of this Section 4 which are deemed to be Parachute Payments (as hereinafter defined), when added to any other payments made to you or for your benefit which are deemed to be Parachute Payments, equal or exceed three (3) times your Base Amount (as hereinafter defined), and any amount payable under Paragraph (b) of this Section 4 shall be reduced by the smallest amount necessary to reduce the aggregate amount of all such payments to one dollar ($1.00) less than three (3) times such Base Amount.

     (f) NO MITIGATION. All payments and benefits to which you are entitled under this Section 4 shall be made and provided without offset, deduction or mitigation on account of income or benefits you may receive from other employment or otherwise, except as provided in Paragraphs (c) and (d) of this
Section 4.

     (g) DEATH. In the event of your death subsequent to termination of your employment pursuant to Paragraph (a) or (b) of this Section 4, all payments and benefits required by this Section


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4 shall be paid to your designated beneficiary or beneficiaries or, if you have not designated a beneficiary or beneficiaries, to your estate.

     (h)  MISCELLANEOUS.

     (i) CONFLICT IN BENEFITS. This Section 4 is not intended to and shall not affect, limit or terminate any other provision of this Agreement or other arrangement between you and us presently in effect or hereafter entered into.

     (ii) LEGAL EXPENSES. FLIC shall pay all costs and expenses incurred by you or us, including attorneys' fees and disbursements (at least monthly in the case of costs and expenses incurred by you), in connection with any legal proceedings (including, but not limited to, arbitration), whether or not instituted by you or us, relating to the interpretation or enforcement of any provision of this Agreement in connection with the termination of your employment pursuant to this
Section 4. FLIC also agrees to pay prejudgment interest on any money judgment obtained by you as a result of such proceedings, calculated at the prime interest rate of the Bank as in effect from time to time from the date that payment should have been made to you under this Section 4. Notwithstanding the foregoing, in the event that any legal proceedings referred to above result in a Final Determination (as hereinafter defined) that your employment was terminated because of gross and substantial dishonesty on your part, FLIC shall have no further obligation to you under this Section 4(g) (ii) and you shall refund to FLIC all amounts previously paid to you pursuant to this Section 4(g)(ii).

     (iii) BINDING EFFECT; SUCCESSORS. This Section 4 shall be binding upon, inure to the benefit of and be enforceable by you and us, your heirs and your and our respective legal representatives, successors and assigns. If FLIC shall be merged into or consolidated with another entity, the provisions of this
Section 4 shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. We shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of FLIC, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform under this Section 4 in the same manner and to the same extent that we would be required to perform hereunder if no such succession had taken place. The provisions of this Section 4 shall continue to apply to each subsequent merger, consolidation or transfer of assets of such subsequent employer.


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     (h)  CERTAIN DEFINITIONS. As used in this Section 4, and unless the context requires a different meaning, the following terms have the meanings indicated:

     "BASE AMOUNT" means, with respect to you, the amount which is deemed to constitute your "base amount" pursuant to Section 280G of the Internal Revenue Code, as amended by the Tax Reform Act of 1986, and as thereafter amended.

     "CHANGE OF CONTROL EVENT" means any one of the following: (a) Continuing Outside Directors (as hereinafter defined) no longer constitute at least two-thirds (2/3) of Outside Directors (as hereinafter defined) of FLIC; (b) any entity, person or group acquires more than twenty percent (20%) of FLIC's voting shares; (c) stockholders approve the merger or consolidation of FLIC unless at least two-thirds (2/3) of Continuing Outside Directors are to continue to constitute at least two-thirds (2/3) of Continuing Directors; (d) at least two-thirds (2/3) of Continuing Outside Directors determine that action proposed to be taken by stockholders will constitute a Change of Control Event; or (e) the Bank is no longer a wholly-owned subsidiary of FLIC.

     "CONTINUING OUTSIDE DIRECTOR" means any individual who is not an employee of FLIC and who (a) is a director of FLIC as of the date hereof, (b) prior to election as a director is nominated by at least two-thirds (2/3) of Continuing Outside Directors, or (c) following election as a director is designated a Continuing Outside Director by at least two-thirds (2/3) of Continuing Outside Directors.

     "FINAL DETERMINATION" means a finding of fact by an arbitrator or court of competent jurisdiction from which finding all possible appeals have been exhausted.

     "OUTSIDE DIRECTOR" means an individual who is not an employee of FLIC who is a director of FLIC.

     "PARACHUTE PAYMENT" means any payment deemed to constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code, as amended by the Tax Reform Act of 1986, and as thereafter amended.

     "TERMINATION AMOUNT" means an amount equal to three hundred (300%) percent of your Base Annual Salary then in effect.


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5.   MISCELLANEOUS

     (a) NOTICES. Any notices required to be given under this Agreement shall, unless otherwise agreed to by you and us, be in writing and shall be sent by certified mail, return receipt requested, to FLIC at 10 Glen Head Road, Glen Head, New York 11545, Attention: Board of Directors, and to you at the home address which you have designated in writing; or at such other address as you or we may designate in writing, respectively.

     (b) WAIVER; MODIFICATION. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or any right or power by any party on one occasion shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

     (c) SEPARABILITY. Any provision of this Agreement which is unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without affecting the remaining provisions hereof, which shall continue in full force and effect. The enforceability or invalidity of a provision of the Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (d) CONTROLLING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.

     If this Agreement is satisfactory to you, would you kindly indicate your acceptance by signing and returning the enclosed copy thereof to the Bank.

                                                  Very truly yours,

                                                  THE FIRST OF LONG ISLAND
                                                     CORPORATION

                                                  By:
                                                     ---------------------------
                                                     Director
ACCEPTED AND AGREED TO THIS
31ST DAY OF JANUARY, 1996.

/s/ J. William Johnson
--------------------------------
J. William Johnson


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